As filed with the Securities and Exchange Commission on May 7, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DARLING INGREDIENTS INC.

(Exact name of registrant as specified in its charter)

Delaware	36-2495346
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5601 N. MacArthur Blvd., Irving, Texas	75038
(Address of Principal Executive Offices)	(Zip Code)

Darling Ingredients Inc. 2026 Omnibus Incentive Plan

(Full title of the plan)

Nick Kemphaus

Executive Vice President, General Counsel and Secretary

5601 N. MacArthur Blvd., Irving, Texas 75038

(972)-717-0300

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Darling Ingredients Inc., a Delaware corporation (the “Registrant”), relating to 5,645,450 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable under the Darling Ingredients Inc. 2026 Omnibus Incentive Plan (the “2026 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Documents containing the information required by Part I of the Registration Statement will be sent or given to the participant in the 2026 Plan as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 3, 2026, filed with the Commission on March 3, 2026;

(2)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 25, 2026; and

(3)

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-13323), filed with the Commission on May  29, 2025, including Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2021, and including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Nick Kemphaus who is providing the opinion of counsel in connection with this Registration Statement is an Executive Vice President, General Counsel of the Registrant and participates in the Registrant’s employee compensation programs.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of officers and directors of a corporation under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

Article Eleven, Section 1, of the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit, proceeding, arbitration, mediation or claim in respect thereof (collectively, “Actions”) by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant’s request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such Action upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Certificate provides that, pursuant to Delaware law, the Registrant’s directors and officers shall not be personally liable for monetary damages for breach of the directors’ or officers’ fiduciary duty as directors or officers to the Registrant and its stockholders. This provision in the Certificate does not eliminate the directors’ or officers’ fiduciary duties, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director and officer will continue to be subject to liability for breach of the duty of loyalty to the Registrant, for acts or omission not in good faith or involving intentional misconduct, for knowing violations of law, and for any transactions from which the director or officer derived an improper personal benefit. In addition, directors will continue to be subject to liability for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. Officers will continue to be subject to liability for derivative claims on behalf of the Registrant by a stockholder.

The Registrant has entered into indemnification agreements with each of its directors and executive officers and purchased directors’ and officers’ liability insurance. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, an individual will receive indemnification for expenses, judgments, fines and amounts paid in settlement if he or she is found to have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Registrant will provide unsecured, interest-free advances for the expenses (including attorneys’ fees) incurred by any individual in defending against any threatened, pending or completed action, suit, demand, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. Notwithstanding anything to the contrary in the indemnification agreement, the Registrant shall not indemnify any such director or executive officer seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by such person unless the initiation thereof was authorized in the specific case by the Board of Directors of the Registrant or the Registrant provides the indemnification, in its sole discretion, pursuant to the powers vested in the Registrant under applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant, effective May 7, 2024 (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 7, 2024 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of the Registrant dated July 7, 2025 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 7, 2025 and incorporated herein by reference).

*4.3	Darling Ingredients Inc. 2026 Omnibus Incentive Plan.

*5.1	Opinion of Nick Kemphaus with respect to validity of issuance of securities.

*23.1	Consent of Nick Kemphaus (included as part of Exhibit 5.1 hereto).

*23.2	Consent of independent registered public accounting firm.

*24.1	Powers of Attorney (included in the signature page to this Registration Statement).

*107	Calculation of Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on May 7, 2026.

DARLING INGREDIENTS INC.

By	/s/ Robert W. Day
Name	Robert W. Day
Title	Chief Financial Officer (Principal Financial Officer)

KNOW ALL MEN BY THESE PRESENTS, that that each of the undersigned hereby constitutes and appoints, jointly and severally, Randall C. Stuewe, Robert W. Day, and Nick Kemphaus, or any of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randall C. Stuewe	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 7, 2026
Randall C. Stuewe

/s/ Robert W. Day	Chief Financial Officer (Principal Financial Officer)	May 7, 2026
Robert W. Day

/s/ Joseph Manzi	Chief Accounting Officer (Principal Accounting Officer)	May 7, 2026
Joseph Manzi

/s/ Charles Adair	Director	May 7, 2026
Charles Adair

/s/ Robert Aspell	Director	May 7, 2026
Robert Aspell

/s/ Larry A. Barden	Director	May 7, 2026
Larry A. Barden

/s/ Celeste A. Clark	Director	May 7, 2026
Celeste A. Clark

/s/ Linda Goodspeed	Director	May 7, 2026
Linda Goodspeed

/s/ Enderson Guimaraes	Director	May 7, 2026
Enderson Guimaraes

/s/ Randy L. Hill	Director	May 7, 2026
Randy L. Hill

/s/ Soren Schroder	Director	May 7, 2026
Soren Schroder

/s/ Kurt Stoffel	Director	May 7, 2026
Kurt Stoffel